Exhibit 99.1

Tidewater Declares Quarterly Dividend on Common Stock and Continues Plans to

Repurchase Shares of its Common Stock

NEW ORLEANS, July 20, 2006—Tidewater Inc. (NYSE: TDW) announced today that its Board of Directors declared a quarterly dividend of $.15 per share on Tidewater’s approximately 56.3 million shares of common stock outstanding which excludes shares held by the Company’s grantor stock ownership trust.

The dividend was declared during a regular meeting of the Board and is payable August 10, 2006, to shareholders of record on July 31, 2006.

The Company also announced today that its Board of Directors has authorized a new program for the Company to spend up to $157.9 million to repurchase shares of its common stock in open-market or privately-negotiated transactions. The Company intends to use its available cash and, when considered advantageous, borrowings under its revolving credit facility, to fund the share repurchases. The repurchase program will end on the earlier of the date that all authorized funds have been expended or June 30, 2007, unless extended by the Board of Directors.

On June 30, 2006, the Company’s previous share repurchase program expired with the Company having purchased from July 25, 2005 through June 30, 2006, for $112.1 million, a total of 2,396,100 of its common shares, for an average price paid per common share of $46.79. The Company did not fully expend the $120 million authorized by the Board of Directors under this prior program, and the $7.9 million not expended was carried forward to the new share repurchase program along with an additional newly authorized $150 million.

Dean E. Taylor, Chairman, President and Chief Executive Officer of the Company, commented, “Tidewater’s Board and management were very pleased with the results of the $120 million share repurchase program and believe that the new $157.9 million program to continue to repurchase common stock when its shares represent a significant market opportunity is a prudent and proactive use of the Company’s financial resources. The Company’s positive operating environment coupled with our strong balance sheet and borrowing capacity will also continue to allow us the flexibility to pursue other attractive investment opportunities should they appear.”

Tidewater Inc. owns over 515 vessels, the worlds, largest fleet of vessels serving the global offshore energy industry.

Contact:

Tidewater Inc., New Orleans

Joe Bennett, 504-566-4506

1